Exhibit 10.4

SALE-PURCHASE AGREEMENT

between

PAVILION LLC,

a Maryland limited liability company,

as “Seller”,

and

ANGELO GORDON REAL ESTATE INC.,

a Delaware corporation,

as “Purchaser”.

Premises:

Real Property and Improvements thereon

commonly known as The Monterey;

located at Rockville Pike and Montrose Road,

Rockville, Maryland.

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EXHIBITS

Exhibit A	Legal Description
Exhibit B	Schedule of Personal Property
Exhibit C	Form of Seller Estoppel Certificate and Agreement
Exhibit D	Form of Assumption and Release Agreement
Exhibit E	Rent Roll
Exhibit F	Form of Deed
Exhibit G	Form of Bill of Sale
Exhibit H	Form Assignment and Assumption of Leases
Exhibit I	Form of Tenant Notification Letter
Exhibit J	Form Assignment and Assumption of Contracts
Exhibit K	Form of Assigned Contract Notification Letters
Exhibit L	Form of FIRPTA Certification
Exhibit M	Reserved
Exhibit N	Form of Assignment of Rights Under Public Offering Statement for The Monterey Condominium
Exhibit O	Form of Owner’s Affidavit
Exhibit P	Schedule of Environmental Reports
Exhibit Q	The Existing Loan Purchase Agreement
Exhibit R	2005 Certificate of Compliance
Exhibit S	Approved Trade Agreements
Exhibit T	Outstanding Trade Payables
Exhibit U	Assignment and Assumption of Intangible Property
Exhibit V	List of Existing Loan Documents
Exhibit W	Schedule of Litigation

ii

SALE-PURCHASE AGREEMENT

THIS SALE-PURCHASE AGREEMENT (this “Agreement”), made as of the 14th day of January, 2008 (the “Effective Date”), between PAVILION LLC, a Maryland limited liability company, having an office at c/o CBRE Realty Finance TRS, LLC, 185 Asylum Street, City Place, 31st Floor, Hartford, Connecticut 06103 (“Seller”), and ANGELO GORDON REAL ESTATE INC., a Delaware corporation, having an office at c/o Angelo, Gordon & Co., L.P., 245 Park Avenue, 26th Floor, New York, New York 10167 (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller is the owner of the Property (as hereinafter defined) and desires to sell the Property to Purchaser;

WHEREAS, Purchaser desires to purchase the Property from Seller on the terms and conditions hereinafter set forth; and

WHEREAS, concurrently with the consummation of the transactions contemplated herein, an affiliate of Purchaser (such affiliate, the “Existing Loan Purchaser”) intends to purchase the lender’s interest in the Existing Loan (as hereinafter defined) pursuant to a separate agreement being entered into concurrently herewith by the Existing Loan Purchaser and the Existing Lender (as hereinafter defined) (as such agreement may hereafter be amended or otherwise modified from time to time, the “Existing Loan Purchase Agreement”). A copy of the Existing Loan Purchase Agreement is attached hereto as Exhibit Q.

NOW, THEREFORE, in consideration of the foregoing recitals, One Hundred and 00/100 Dollars ($100.00) (the “Independent Contract Consideration”) and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1. Sale-Purchase.

Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, upon the terms and conditions herein set forth, the following (collectively, the “Property”):

(a) all that certain plot, piece and parcel of land located in the City of Rockville, County of Montgomery and the State of Maryland, (the “Land”), which Land contains approximately 3.2701 acres of land and is commonly known as “The Monterey” located at Rockville Pike and Montrose Road, as such land is further described in Exhibit A attached hereto and made a part hereof, including, without limitation, (i) all easements, rights of way, privileges, appurtenances and other rights, if any, pertaining thereto, (ii) all right, title and interest of Seller, if any, in and to any land lying in the bed of any street, road or avenue opened or proposed, public or private, in front of or adjoining the Land, to the center line thereof, and (iii) all right, title and interest of Seller in and to any award made or to be made in lieu thereof and in and to any unpaid award for damage to the Land by reason of change of grade of any street, and the buildings and improvements located thereon and Seller shall execute and deliver to Purchaser at the Closing (as hereinafter defined) all proper instruments for the conveyance of such title and the assignment and collection of any such award;

(b) all buildings and improvements located on the Land, the foregoing to include, without limitation, the building commonly known as “The Monterey” and known by the street address of 5901 Montrose Road, Rockville, Maryland, containing 432 rental apartment units (collectively, the “Improvements”; together with the Land, the “Real Estate”);

(c) all of Seller’s right, title and interest in and to any and all tangible personal property, including, without limitation, all furniture, fixtures, fittings, apparatus, appliances, vehicles, equipment and machinery and other articles of personal property located on, attached to, appurtenant to or used or usable in connection with any part of the Real Estate, including, without limitation, the personal property listed in the inventory attached hereto as Exhibit B (collectively, the “Personal Property”);

(d) to the extent assignable, all of Seller’s right, title and interest in and to any and all intangible property relating to the Real Estate and the Personal Property, including, without limitation, all warranties and guaranties pertaining to the Real Estate, or any Personal Property or any fixture attached to the Real Estate, and all tradenames (including, without limitation, the name “The Monterey”), and trademarks, service marks, copyrights, and goodwill relating to the ownership and operation of the Real Estate (collectively, the “Intangible Property”);

(e) subject to the terms hereof, all of (i) Seller’s right, title and interest in and to the contracts and agreements pertaining to the Real Estate, including all leases in which Seller is the lessee of equipment used in the operation or maintenance of the Real Estate, all concession agreements, service contracts and construction contracts pertaining to the Real Estate, and all agreements of any kind or nature pertaining to the Real Estate (the “Contracts”), which Purchaser opts to assume (it being acknowledged, for the avoidance of doubt, that Purchaser shall have the right to assume or not assume any of the Contracts at Closing for any reason or no reason, in Purchaser’s sole discretion) and (ii) CBF’s (as hereinafter defined) rights in and to that certain Intercreditor Agreement, dated as of November 10, 2005, by and between Fremont (as hereinafter defined) and CBF, but only to the extent described in Exhibit J;

(f) subject to the terms hereof, all of Seller’s right, title and interest in and to any and all existing licenses, franchises, permits, certificates of occupancy, authorizations and approvals used in or relating to the ownership, occupancy or operation of any part of the Real Estate (the “Permits”); and

(g) subject to the terms hereof, all of Seller’s right, title and interest in and to all leases, licenses and other agreements (written or oral) for the occupancy of the retail or any other space within the Improvements (the “Leases”), including, without limitation, the Leases described in the rent roll (the “Rent Roll”) attached hereto as Exhibit E.

2. Purchase Price.

2.1. The purchase price for the Property (the “Purchase Price”) is One and 00/100 dollar ($1.00), plus Three Hundred and Fifty Thousand and 00/100 Dollars ($350,000.00), which is payable as reimbursement to Seller of certain expenses it has heretofore incurred, plus assumption of the matters described in Section 2.4, in each case, payable as follows:

(a) Three Hundred and Fifty Thousand and 00/100 Dollars ($350,000) (the “Deposit”), at the option of Purchaser, either by (i) check payable to the order of Linowes and Blocher LLP, as agent for Lawyers Title Insurance Corporation (the “Title Company”), having an office at 7200 Wisconsin Avenue, Suite 800, Bethesda, Maryland 20814-4842, as escrow agent (in such capacity, “Escrow Agent”), or (ii) current or federal funds wire transferred to a bank account designated by Escrow Agent not later than one (1) Business Day (as hereinafter defined) after the execution and acceptance of this Agreement by Seller and Purchaser; and

(b) The remainder, if any, of the Purchase Price, as adjusted for prorations and apportionments as herein provided (such funds, the “Closing Funds”), upon the delivery of the Deed (as hereinafter defined) in accordance with the terms hereof, at the option of Purchaser, either by (i) a certified or official bank check payable to the order of Seller, (ii) current or federal funds transferred to a bank account of Seller (to be designated by Seller in writing not less than three (3) Business Days prior to the Closing Date (as hereinafter defined)), or (iii) by wire transfer of funds to Escrow Agent at the Closing (as hereinafter defined) with instructions to Escrow Agent to release the Closing Funds so transferred to or as directed by Seller upon the consummation of the Closing.

2.2. The Deposit shall be held and disbursed by Escrow Agent in accordance with the provisions of Section 3 of this Agreement. For purposes hereof, the Deposit, together with all interest earned thereon, shall be collectively referred to herein as the “Downpayment”.

2.3. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that the Independent Contract Consideration (receipt of which is hereby acknowledged by Seller) (a) is not deemed a portion of the Purchase Price, (b) constitutes separate and independent consideration from Purchaser to Seller for the execution of this Agreement by Seller and delivery thereof to Purchaser, and (c) shall not be refundable by Seller to Purchaser notwithstanding any termination of this Agreement by Purchaser or Seller.

2.4. In addition to the foregoing and as an integral part of the total consideration given by Purchaser for the transactions contemplated by this Agreement, at Closing, Purchaser shall assume (a) liability for the trade payables listed on Exhibit T attached hereto and made a part hereof (collectively, the “Outstanding Trade Payables”), but only to the extent that the amount of any such individual Outstanding Trade Payable does not exceed the line item amount therefor set forth on Exhibit T (each, a “Maximum Line Item Amount”) and only to the extent that the aggregate amount of such Outstanding Trade Payables does not exceed Four Million Nine Hundred Ninety Three Thousand Eight Hundred Ninety and 00/100 dollars ($4,993,890) (the “Maximum Trade Payables Exposure”) (it being agreed, for the avoidance of doubt, that (x) under no circumstances shall Purchaser be responsible for payment of the Outstanding Trade Payables beyond the Maximum Line Item Amount, for any individual Outstanding Trade Payable, or the Maximum Trade Payables Exposure, with respect to the aggregate Outstanding Trade Payables, (y) Seller is retaining liability for the Outstanding Trade Payables, to the extent that the amount thereof exceeds (I) the Maximum Line Item Amount, for any individual Outstanding Trade Payable, or (II) the Maximum Trade Payables Exposure, with respect to all Outstanding Trade Payables) and (z) Purchaser’s assumption of such Outstanding Trade Payables shall include assumption by Purchaser of the benefit (if any) of any reduced costs or credits for purchased materials which are located at the Property, or are otherwise in the possession of Seller or any trade creditor), and (b) both Seller’s and Existing Loan Borrower’s (as hereinafter defined) rights and obligations as IDOT guarantor and borrower, as applicable, under the Existing Loan (the outstanding principal balance of which is $103,571,973.51), to the extent arising from and after the Closing Date, in accordance with an Assumption and Release Agreement (the “Assumption and Release Agreement”) to be executed and delivered by Purchaser and the Existing Loan Purchaser, in the form of Exhibit D attached hereto and made a part hereof.

2.5. The Seller acknowledges that the Purchase Price stated herein represents at least reasonably equivalent value and fair consideration for the Property.

3. Escrow.

The Downpayment shall be held by Escrow Agent, in trust, on the terms hereinafter set forth:

3.1. Escrow Agent shall deposit the Deposit in an interest bearing day of deposit-day of withdrawal bank account, with a Federally insured financial institution.

3.2. Escrow Agent shall not commingle the Downpayment with any other funds of Escrow Agent or others and shall promptly advise Purchaser and Seller of the number of any bank account in which the Deposit has been deposited.

3.3. If the Closing takes place under this Agreement, then Escrow Agent shall disburse the Downpayment on the Closing Date to Seller and Purchaser shall receive a credit against the Purchase Price in an amount equal to the Downpayment.

3.4. If this Agreement is terminated in accordance with the terms hereof or if the Closing does not take place under this Agreement by reason of the failure of Purchaser or Seller to comply with its obligations hereunder, then Escrow Agent shall pay the Downpayment as required by the terms of this Agreement, provided, however, that notwithstanding the foregoing, Escrow Agent shall not pay over the Downpayment to any party hereunder unless and until the following procedure is complied with: The party requesting disbursement of the Downpayment (the “Requesting Party”) shall deliver notice to Escrow Agent and all other parties hereto requesting such disbursement. Within five (5) days after receipt of such notice of request, Escrow Agent shall deliver notice to all other parties hereto stating that the Requesting Party has requested such disbursement (and including a copy of the Requesting Party’s notice). Within ten (10) days after receipt of Escrow Agent’s notice, the non-requesting party shall either: (a) agree to permit such disbursement by Escrow Agent or (b) inform Escrow Agent that the non-requesting party does not agree to permit such disbursement. If the non-requesting party acts under clause (a), then Escrow Agent shall make the disbursement as requested by the Requesting Party. If the non-requesting party acts under clause (b), then Escrow Agent shall not make any disbursement except as provided in Section 3.6 below. If the non-requesting party fails to respond during the foregoing ten (10) day period, same shall be deemed to be the response of the non-requesting party under clause (a) on the last day of such ten (10) day period.

3.5. It is agreed that the duties of Escrow Agent are only as herein specifically provided, and, subject to the provisions of Section 3.6 hereof, are purely ministerial in nature, and that Escrow Agent shall incur no liability whatever except for willful misconduct or gross negligence, as long as Escrow Agent has acted in good faith. Seller and Purchaser each release Escrow Agent from any act done or omitted to be done by Escrow Agent in good faith in the performance of its duties hereunder.

3.6. Escrow Agent is acting as a stakeholder only with respect to the Downpayment. If there is any dispute as to whether Escrow Agent is obligated to deliver the Downpayment as to whom the Downpayment is to be delivered, Escrow Agent shall not make any delivery, but in such event Escrow Agent shall hold same until receipt by Escrow Agent of an authorization in writing, signed by all the parties having an interest in such dispute, directing the disposition of same, or, in the absence of such authorization, Escrow Agent shall hold the Downpayment until the final determination of the rights of the parties in an appropriate proceeding. If such written authorization is not given, or proceedings for such determination are not begun within thirty (30) days after the Closing Date and diligently continued, Escrow Agent may bring an appropriate action or proceeding for leave to deposit the Downpayment in court pending such determination. Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding including, without limitation, reasonable attorneys’ fees and disbursements, by the party determined not to be entitled to the Downpayment. Upon making delivery of the Downpayment in the manner herein provided, Escrow Agent shall have no further liability hereunder.

3.7. Escrow Agent has executed this Agreement in order to confirm that Escrow Agent has received the Deposit, and that Escrow Agent will hold the Downpayment in escrow, pursuant to the provisions hereof.

3.8. Purchaser shall pay any and all costs and expenses incurred by Escrow Agent as a result of this transaction.

4. Permitted Exceptions; Violations of Law.

4.1. At Closing, the Property shall be sold, and good and marketable title thereto is to be conveyed, subject only to (a) the Leases with the tenants, subtenants, licenses and other parties having rights of occupancy in any portion of the Property (collectively, the “Tenants”) reflected on the Rent Roll, (b) the Permitted Title Exceptions (as hereinafter defined), and (c) the Permitted Survey Conditions (as hereinafter defined) (such Leases, the Permitted Title Exceptions, and the Permitted Survey Conditions being hereinafter collectively referred to as the “Permitted Exceptions”).

4.2. Title to the Property shall be good and marketable and shall be insurable by the Title Company, at its regular rates, without exceptions or reservations of any type or kind, except the Permitted Exceptions.

4.3. Purchaser shall accept title to the Premises subject to all violations of law or municipal ordinances, orders or requirements issued by the departments of buildings, fire, labor, health or other federal, state, county, municipal or other departments and governmental agencies having jurisdiction against or affecting the Premises (collectively, the “Governmental Authorities”), and any outstanding work orders, noticed and outstanding on the Effective Date (each, an “Existing Violation”). Any violation that is noticed (i.e., issued by the applicable Governmental Authority) after the Effective Date and which will cost, as determined by Purchaser, in excess of $250,000 to cure is referred to herein as a “New Violation”. The Existing Violations and the New Violations are referred to herein, collectively, as the “Violations”. Purchaser and Seller agree that the following shall apply in respect of any Violation:

(a) In respect of Existing Violations and other violations which do not meet the threshold of $250,000 for cure as set forth in this Section 4.3 above, Seller shall have no restoration, repair or other obligation or liability of any kind or nature with respect thereto.

(b) In respect of New Violations:

(i) Purchaser shall deliver notice to Seller (“Purchaser’s New Violations Notice”) on or before the earlier of one (1) day prior to the Closing Date or five (5) days after it becomes aware of the existence of any New Violation (it being acknowledged and agreed by Purchaser that Purchaser’s failure to deliver Purchaser’s New Violations Notice within such time period shall be deemed to be Purchaser’s waiver of any rights under this Section 4.3(b)).

(ii) Within five (5) Business Days after Seller receives Purchaser’s New Violations Notice (and if the expiration of such five (5) Business Day period is after the Closing Date, then the Closing shall be adjourned to the date three (3) Business Days after the expiration of such five (5) Business Day period), Seller shall deliver notice to Purchaser (“Seller’s New Violations Response Notice”) stating either (x) that Seller agrees to cure such New Violation prior to the Closing or (y) that Seller does not elect to cure such New Violation. Seller’s failure to deliver Seller’s New Violations Response Notice within such five (5) Business Day period shall be deemed to be Seller’s election under clause (y) at 5:00 p.m. (New York time) on the last day of such five (5) Business Day period.

(iii) If, in Seller’s New Violations Response Notice, Seller makes the election under clause (x) of Section 4.3(b)(ii) above, then Seller shall cause the applicable New Violation to be reasonably cured prior to the Closing. If Seller agrees to cure a New Violation as aforesaid and thereafter fails so to do within the above time period, then the Closing shall take place and Seller shall grant Purchaser a credit against the Purchase Price in the amount required to complete such cure (it being agreed that disputes regarding the amount of such credit shall be resolved in accordance with Section 42). If, in Seller’s New Violations Response Notice, Seller makes the election under clause (y) of Section 4.3(b)(ii) above, then by the earlier of one (1) day prior to the Closing Date, or five (5) days after Purchaser receives Seller’s New Violations Response Notice making such election, Purchaser shall deliver notice to Seller (“Purchaser’s New Violations Response Notice”) stating either (x) that Purchaser elects to accept title to the Premises subject to the applicable New Violation, in which event the Closing hereunder shall occur without any further obligation of Seller under this Section 4.3, or (y) that Purchaser elects to terminate this Agreement, in which event this Agreement shall terminate and no party hereto shall have any further rights or obligations under this Agreement, except for the Surviving Obligations, which shall survive such termination (and if Purchaser fails to deliver any such notice on or before the expiration of such five (5) days period, Purchaser shall be deemed to have elected to proceed under clause (x) above).

5. Closing Date.

The closing for the transactions under this Agreement (the “Closing”) shall take place in escrow at 11:00 A.M. (New York time) at the offices of the Title Company, on the date that is 10 days following the later to occur of the date upon which (a) each of the Financing Conditions (as hereinafter defined) are satisfied and (b) such time periods following the Effective Date have elapsed as are necessary in order to for Purchaser and Seller to have complied with (x) any procedures related to any applicable right of first refusal in favor of Montgomery County, Maryland, the Housing Opportunities Commission of Montgomery County or any tenants’ association now or hereafter formed at the Property and (y) without duplication of the matters described in clause (x), the terms of Section 41. The date upon which the Closing is to occur is referred to herein as the “Closing Date”. Notwithstanding the foregoing, in the event that the Closing Date does not occur within 140 days after the Effective Date (such date, the “Outside Closing Date”), then either Purchaser or Seller may terminate this Agreement, by written notice to the other, and in such event, the Downpayment shall be returned to Purchaser, and upon such return, no party shall have any further obligation under this Agreement, except for the Surviving Obligations (as hereinafter defined), which shall survive such termination. The respective attorneys for the parties hereto are hereby authorized to agree (on behalf of their respective clients) in writing to adjournments and relocations of the Closing. Upon satisfaction of the conditions described in clauses (a) and (b) above, Purchaser shall deliver notice thereof to Seller. The parties acknowledge, for the avoidance of doubt, that notwithstanding the foregoing, it is the intent of the parties that the transactions contemplated by the Existing Loan Purchase Agreement close simultaneously with the transactions contemplated by this Agreement and accordingly, so long as the Closing is not scheduled after the Outside Closing Date, agree to schedule the date and location of the Closing so as to coincide with the closing under the Existing Loan Purchase Agreement.

6. Apportionments.

6.1. The following are to be apportioned as of the Closing Date:

(a) All real and personal property taxes and other taxes and charges, including, without limitation, sewer taxes and rents, Washington Suburban Sanitary Commission front foot benefit charges, annual assessments shown on the real property tax bill for the Property, and common areas charges, imposed on the owner of the Property and not paid by others. Apportionments of real property taxes, water rates and charges and sewer taxes and rents shall be made on the basis of the fiscal year for which assessed. If the Closing Date shall occur before the real property tax rate is fixed, the apportionment of taxes shall be made on the basis of the tax rate for the preceding year applied to the latest assessed valuation. After the real property taxes, water rates and charges are finally fixed, Seller and Purchaser shall make a recalculation of the apportionment of same, and Seller or Purchaser, as the case may be, shall promptly make an appropriate payment to the other based on such recalculation.

(b) Utility charges payable by the owner of the Property.

(c) All rents and any other similar payment, with respect to any and all leases, subleases, licenses, and other occupancy agreements, if, as and when collected.

(d) Annual license, permit and inspection fees provided that same are transferable to Purchaser.

(e) Charges under the Assigned Contracts (as hereinafter defined).

(f) Deposits, if any, on account with utility companies servicing the Property (and Seller and Purchaser each agrees to cooperate to effectuate the transfer of any such deposits), provided that at Purchaser’s option Seller will obtain a refund of any such utility deposits in effect and Purchaser shall provide its own utility deposits directly to the applicable utility companies. The parties acknowledge that as of the Effective Date, Seller has no deposits on account with any such utility companies.

(g) Such other items as are customarily prorated in transactions similar to the transaction contemplated by this Agreement.

6.2. Documentation Regarding Rents and Expenses. Periodically upon Purchaser’s request following the Effective Date and on the Closing Date, Seller shall furnish Purchaser with a comprehensive and complete statement of prepaid rents and uncollected rents on the form provided by Seller’s property manager.

6.3. Assessments. If on the Closing Date all or any portion of the Property shall be or shall have been affected by assessments, other than those to be apportioned pursuant to Section 6.1(a), which are, or which may become, payable in annual installments, of which the first installment is then a charge or lien or has been paid or if any of the improvements to be paid for thereby are in place or commenced, then for purposes of this Agreement all of the unpaid installments of any such assessments, including those which are to become due and payable after the Closing Date, shall be deemed to be due and payable and to be liens upon the Property affected thereby and Seller shall pay and discharge such assessments on the Closing Date.

6.4. Rents Paid After Closing. To the extent that Purchaser receives any late rent or other similar payments under any Lease or other occupancy arrangements after the Closing Date, Purchaser shall render an accounting to Seller with respect to such late payments, and such rents or payments shall be applied in the following order of priority, to the extent such calendar months have not been paid: (i) first to any calendar month or months following the calendar month in which the Closing occurred until the Tenant under such Lease is current with respect to all rents payable after the Closing Date, (ii) then to the calendar month in which the Closing occurred, and (iii) then to calendar months prior to the month in which the Closing occurred.

6.5. Books and Records Available. To the extent within Seller’s reasonable possession or control, Seller agrees to make available for Purchaser’s examination, promptly after the Effective Date, and thereafter from time to time, all records, statements and accounts bearing on or relating to (a) rents and revenues and the collection thereof, and (b) the operation of the Property and expenditures made in connection therewith.

6.6. Security Deposits. At Closing, Seller will transfer to Purchaser all accounts in which are held the security deposits under the Leases or other occupancy arrangements.

6.7. Operating Expenses and Trade Accounts. Subject to Purchaser’s obligations set forth in Section 2.4, Seller shall be responsible for all operating expenses and trade accounts of the Property (including charges and fees under the Contracts) up to and including 11:59 P.M. on the night preceding the Closing Date (the “Cut-Off Time”). Seller agrees to indemnify and hold harmless Purchaser from and against any claim, loss, damage or liability (including, without limitation, reasonable attorneys’ fees and costs of enforcement of the foregoing indemnification obligation) arising out of Seller’s failure to pay such amounts.

6.8. Reconciliation of Apportionments. In the event the Closing occurs, either party shall have the right, during the 30-day period following the Closing to require that errors related to computations and calculations under this Section 6 be corrected and the parties agree that any errors not raised prior to the expiration of such 30 day period shall be deemed to be waived.

6.9. The provisions of this Section 6 shall survive the Closing.

7. Title Insurance and Survey.

7.1. Purchaser acknowledges that prior to the Effective Date, Purchaser has obtained (x) a title commitment (the “Title Commitment”) for the Property from the Title Company bearing an effective date of November 30, 2007, last updated January 10, 2008, and commitment number CTIC-07158 and (y) a pro forma title insurance policy having case number 07158 (the “Pro Forma”). The exceptions to title shown in the Pro Forma shall be hereinafter referred to as “Permitted Title Exceptions”. Without limiting the terms of Sections 8.1, 10.1 and 13.1, Seller shall take all commercially reasonable actions necessary (other than the payment of Purchaser’s title insurance premium) to cause the Title Company to issue to Purchaser at Closing a title insurance policy in respect of the Property, in an amount equal to $108,915,864.51.

7.2. Purchaser acknowledges that prior to the Effective Date, Purchaser has obtained an ALTA survey (the “Survey”), prepared by Greenhorne & O’Mara, dated October 21, 2005, and last revised January 11, 2008. The matters shown on the Survey shall be hereinafter referred to as “Permitted Survey Conditions”.

7.3. If any subsequent update of the Title Commitment, the Pro Forma or the Survey prior to the Closing Date discloses new exceptions, matters or conditions which are not acceptable to Purchaser in Purchaser’s sole discretion, then Purchaser shall give Seller notice thereof. Seller shall have the earlier of five (5) Business Days following the receipt of any such notice or the Closing Date in which to give Purchaser notice that Seller will either (a) cause such new exception, matter or condition to be deleted as an exception from the Title Commitment and Pro Forma or deleted from the Survey or otherwise cured in the manner requested by Purchaser or (b) refuse to cause such new exception, matter or condition to be deleted as an exception from the Title Commitment and Pro Forma or deleted from the Survey or otherwise cured in the manner requested by Purchaser, provided that Seller shall be required to cause such new exception, matter or condition to be deleted as an exception from the Title Commitment and Pro Forma or deleted from the Survey or otherwise cured in the manner requested by Purchaser to the extent required by Section 7.4 (and in the event Seller fails to deliver such notice within such five (5) Business Day (or earlier) period, Seller shall be deemed to have elected under clause (a)). With respect to any such notice, (i) if Seller gives (or is deemed to have given) notice that it will cause any or all of the new exceptions, matters or conditions referenced in such notice to be deleted from the Title Commitment and Pro Forma or deleted from the Survey or otherwise cured in the manner requested by Purchaser, then Seller shall cause the Title Company to delete all such new exceptions, matters or conditions from the Title Commitment and Pro Forma or deleted from the Survey or otherwise cured in the manner requested by Purchaser, and (ii) if Seller gives notice that it will not cause any or all of the new exceptions, matters or conditions to be deleted from the Title Commitment and Pro Forma or deleted from the Survey or otherwise cured in the manner requested by Purchaser, then Purchaser will thereafter have the right, as its sole remedy, to either (x) terminate this Agreement as a result of any such new exceptions, matters or conditions (in which event the Downpayment shall be returned to Purchaser, and upon such return no party shall have any further obligation under this Agreement, except for the Surviving Obligations, which shall survive such termination) or (y) waive the right to terminate this Agreement on account of such new exceptions, matters or conditions and proceed to Closing without abatement of the Purchase Price (in which event, for purposes hereof, any such waived new exceptions, matters or conditions previously objected to by Purchaser shall become “Permitted Title Exceptions” or “Permitted Survey Conditions”, as applicable). Notwithstanding the foregoing, in the event any such update of the Title Commitment or Survey is obtained on or after the date five (5) Business Days prior to the Closing Date, Purchaser shall have the right, at its option, on or prior to the Closing Date, to extend the Closing Date to the third (3rd) Business Day after such original Closing Date (even if such date is beyond the Outside Closing Date). Seller acknowledges that Purchaser shall have the right to elect under either of the foregoing clauses (x) or (y) in its sole and absolute discretion.

7.4. Notwithstanding the foregoing, if at the Closing there shall be any liens, encumbrances or charges affecting the Property, other than those which Purchaser is required by the terms hereof to accept or which Purchaser chooses to accept, Seller shall have no obligation to cure same, provided, that Seller shall be obligated to (a) cause any mortgage, deed of trust or other encumbrance evidencing outstanding indebtedness (other than the Existing Loan Documents (as hereinafter defined)) to be satisfied of record (or, at Purchaser’s option and without making of any payment by Seller, assigned to Purchaser’s lender), (b) cause any judgments, mechanic’s, materialman’s or supplier’s liens to be satisfied of record (to the extent that the aggregate amount of such mechanics’ liens exceeds the Maximum Trade Payables Exposure, with respect to all Outstanding Trade Payables, or to the extent that the amount of any individual mechanic’s lien exceeds the Maximum Line Item Amount, with respect to such individual Outstanding Trade Payable), (c) cause to be removed of record any lien or encumbrance placed upon the Property subsequent to the Effective Date with Seller’s consent or as a result of Seller’s action or omission, and (d) cause to be removed of record any lien or encumbrance placed upon the Property subsequent to the Effective Date without Seller’s consent and not as a result of Seller’s action or omission (other than with respect to the matters described on Exhibit T, and only to the extent in an amount (x) less than the Maximum Line Item Amount, with respect to any individual Outstanding Trade Payable or (y) less than the Maximum Trade Payables Exposure, with respect to all Outstanding Trade Payables), provided, however, the total amount required to be expended by Seller in respect of this Section 7.4(d) shall not exceed $50,000.

8. Closing Deliveries.

8.1. At the Closing, Seller, at its sole cost and expense, shall deliver to Purchaser the following items and documents (which documents shall be in form and substance reasonably satisfactory to Purchaser’s attorneys):

(a) a Special Warranty Deed in the form attached hereto as Exhibit F (the “Deed”), duly executed by Seller and acknowledged on behalf of Seller;

(b) a Bill of Sale in the form attached hereto as Exhibit G (the “Bill of Sale”) conveying, transferring and selling to Purchaser all right, title and interest of Seller in and to all of the Personal Property, executed by Seller;

(c) an Assignment and Assumption of Leases, in the form attached hereto as Exhibit H (the “Assignment and Assumption of Leases”), executed by Seller;

(d) a signed notice to each Tenant advising it of the within sale and directing it to pay rent to Purchaser or, at Purchaser’s option, to Purchaser’s designee in the form attached hereto as Exhibit I (the “Tenant Notification Letters”), executed by Seller;

(e) subject to the terms of Section 2.4, evidence of the termination of each Contract which Purchaser notifies Seller it does not desire to assume (any such Contract being referred to as a “Terminated Contract” and all other Contracts being referred to as the “Assigned Contracts”);

(f) to the extent within Seller’s possession or control, all (i) original licenses and permits pertaining to the Property and which may be required for the use or occupancy thereof (the “Licenses and Permits”), (ii) required permanent certificates of occupancy for the Improvements relating to such Property (“Certificates of Occupancy”), to the extent existing, and (iii) records and other documents pertaining to the ownership, operation and maintenance of the Property (the “Property Documents”);

(g) to the extent within Seller’s possession or control, all assignable guaranties and warranties which Seller has received in connection with any work or services performed, or to be performed with respect to, or equipment installed in the Property, and Seller shall cooperate with Purchaser at Purchaser’s expense in enforcing any such guaranties and warranties not assignable, which obligation shall survive the Closing (the “Guaranties and Warranties”);

(h) an Assignment and Assumption of the Assigned Contracts, Licenses and Permits, Certificates of Occupancy, Property Documents and Guaranties and Warranties in the form attached hereto as Exhibit J (the “Assignment and Assumption of Contracts”), executed by Seller;

(i) an Assignment and Assumption of Intangible Property, in the form attached hereto as Exhibit U (the “Assignment and Assumption of Intangible Property”), executed by Seller;

(j) a signed notice to each contract party (other than Seller), or service or materials provider or supplier under the Assigned Contracts advising it of the within sale and directing it to address all correspondence and bills to Purchaser or, at Purchaser’s option, to Purchaser’s designee in the form attached hereto as Exhibit K (the “Assigned Contract Notification Letters”), executed by Seller;

(k) an executed Affidavit of Non-Foreign Status, in the form attached hereto as Exhibit L, executed by Seller, certifying that Seller is not a “foreign person” pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;

(l) an executed IRS Form 1099;

(m) copies of such organizational documents and consents of Seller and its managing member, including, without limitation, good standing certificates, as Purchaser or the Title Company shall reasonably require;

(n) to the extent within Seller’s possession or control, all keys to entrance doors to, and equipment and utility rooms located in, the Property, which keys shall be properly tagged for identification;

(o) any and all documents, affidavits and/or instruments required to be filed by Seller in connection with the imposition and/or payment of any and all applicable federal, state, county, municipal or other transfer taxes with respect to the transactions set forth herein (collectively, “Transfer Tax Documentation”), in proper form for submission, prepared, executed and acknowledged by Seller;

(p) such reasonable and customary affidavits, indemnities and other deliveries as are required by the Title Insurance Company to deliver so-called “extended coverage”, executed by Seller (or such other persons as may be required by the Title Company), it being agreed that the affidavit attached as Exhibit O is deemed reasonable and customary;

(q) to the extent within Seller’s possession or control, all books, records, property maintenance and other files (on computer disc, if available) maintained by Seller, or by Seller’s agents, with respect to the Property;

(r) to the extent within Seller’s possession or control, any and all plans and specifications pertaining to the Property;

(s) all deliveries required to be made pursuant to the provisions of Section 6.6 of this Agreement;

(t) a certification updating the representations and warranties given by Seller pursuant to Section 9.1 hereof, executed by Seller;

(u) to the extent within Seller’s possession or control, the lessor’s original executed counterparts of all Leases and Assigned Contracts, together with all lease files maintained in connection therewith and all books, records, property maintenance and other files (on computer disc, if available) maintained by Seller, or by Seller’s agents, with respect to the Property, including, without limitation, originals of all amendments and modifications of the Leases and original counterparts of all guarantees thereunder, and copies of all correspondence and other contents of Seller’s Lease files for all Tenants;

(v) evidence of termination of any and all leases, or other occupancy, operational, or other arrangements in effect between Seller and any affiliate of or party related to Seller;

(w) the Seller Estoppel Certificate (as hereinafter defined);

(x) such other documents as may be reasonably required to effectuate the transactions contemplated by this Agreement, the transactions contemplated by the Existing Loan Purchase Agreement (it being agreed that documents required to be executed and delivered by Seller, Existing Loan Borrower, CBF or their respective affiliates in accordance with the terms of the Existing Loan Purchase Agreement (as it exists on the Effective Date) shall be deemed reasonably required), and/or to effectuate the closing of the transaction contemplated hereunder (including, without limitation, the documentation described in Section 13.1); and

(y) if requested by Purchaser, an assignment of Seller’s right to pursue to conclusion the condominium conversion process triggered by filing of the Public Offering Statement, in the form attached hereto as Exhibit N (the “Assignment of Rights Under Public Offering Statement”).

8.2. At the Closing, Purchaser, at its sole cost and expense, shall deliver to Seller the following, each document hereafter mentioned to be in form and substance reasonably satisfactory to Seller’s attorneys:

(a) the balance of the Purchase Price;

(b) the Assignment and Assumption of Leases, executed by Purchaser;

(c) the Assignment and Assumption of Contracts, executed by Purchaser;

(d) the Assignment and Assumption of Intangible Property, executed by Purchaser;

(e) a certification updating the representations and warranties given by Purchaser pursuant to Section 9.2 of this Agreement, executed by Purchaser;

(f) the Tenant Notification Letters, executed by Purchaser;

(g) the Assumed Contract Notification Letters, executed by Purchaser;

(h) the Transfer Tax Documentation, if applicable, executed by Purchaser (if required by law);

(i) such other documents as may be reasonably required to effectuate the transaction contemplated by the Agreement and/or to effectuate the closing of the transaction contemplated hereunder; and

(j) the Assumption and Release Agreement, executed by Purchaser and the Existing Loan Purchaser.

9. Representations and Warranties.

9.1. Representations and Warranties of Seller. Seller represents and warrants to Purchaser that:

(a) Leases, Rents, Tenant Matters, etc. To Seller’s knowledge: (i) All of the Tenants are listed on the Rent Roll, which includes a description of the space leased to each Tenant, the Lease expiration dates, the security and other deposits, any prepaid rents, the rental (whether fixed, minimum, escalation, percentage or additional) for leased space, and a complete index of all Leases and all amendments thereto. The data set forth on the Rent Roll is true and correct. All Tenants are in possession of the premises leased by them unless otherwise noted on the Rent Roll. Each of the Leases is valid and enforceable in accordance with its terms, is in full force and effect, and neither the lessor under the Leases nor any of the Tenants is in default of any of its obligations under any of the Leases. No notice of any default of the lessor under the Leases has been given or, to the best of Seller’s knowledge, is pending.

(ii) To the extent within Seller’s possession or control, Seller has made available a true, correct and complete copy of each Lease (including, without limitation, any and all modifications, extensions and amendments thereto) to Purchaser.

(iii) Except pursuant to the Existing Loan, Seller has not assigned, mortgaged, pledged, hypothecated or otherwise encumbered any of Seller’s rights or interests under any of the Leases.

(b) No Litigation. To Seller’s knowledge, except as set forth on Exhibit W, there is no action or proceeding or governmental investigation pending, or threatened in writing, against or relating to (A) the Property, (B) this transaction or (C) Seller.

(c) Authorization of Agreement, etc.; Prior Business Name. Seller (a) is a limited liability company duly organized, validly existing and in good standing in the State of Maryland, and (b) is entitled to own its property and to carry on its business in the State of Maryland. The execution and performance of this Agreement have been duly authorized by all necessary corporate and/or limited liability company action, and the execution and performance of this Agreement will not violate any term of Seller’s certificate of formation, operating agreement, or any other agreement, judicial decree, statute or regulation to which Seller is a party or by which Seller or the Property may be bound or affected. Seller has not been registered under, been known by, or conducted business under any name other than the name of Seller as same appears in the preamble to this Agreement.

(d) No Foreign Status. Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

(e) No Options to Purchase. To Seller’s knowledge, Seller has not granted to any person or entity any option or other right to purchase to the Property and no person or entity has any option or other right to purchase the Property, other than the ROFR Parties, in accordance with the rights described in Section 41.

(f) Consents and Approvals. Other than as set forth in Section 41, there are no consents or approvals of any third persons, or any federal, state or local governmental authorities, including, without limitation, any internal board of directors or other approval process, that are required in connection with the performance by Seller of its obligations under this Agreement, other than such of the foregoing as have been obtained or will be obtained by the Closing Date.

(g) Environmental Reports. To Seller’s knowledge, Exhibit P attached hereto and made a part hereof sets forth all environmental reports (the “Environmental Reports”) obtained by or in the possession or control of Seller with respect to the Property, and Seller has delivered a true, correct and complete copy of each Environmental Report to Purchaser on or prior to the Effective Date.

(h) ERISA. The Property is not a “plan asset” as defined in the Employment Retirement Income Security Act of 1974, as amended (“ERISA”) and the sale of the Property by Seller is not a “prohibited transaction” under ERISA.

(i) Financial Obligations. Neither Seller nor Existing Loan Borrower has (i) made a general assignment for the benefit of its creditors; (ii) admitted in writing its inability to pay its debts as they mature; (iii) other than as expressly set forth on Exhibit T, had an attachment, execution or other judicial seizure of any property interest which remains in effect; or (iv) other than with respect to its obligations under the Existing Loan, become generally unable to meet its financial obligations as they mature.

(j) Bankruptcy Matters. There is not pending any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or recomposition of Seller or Existing Loan Borrower, or the debts of Seller or Existing Loan Borrower, under any law relating to bankruptcy, insolvency, reorganization or the relief of debtors, or seeking the appointment of a receiver, trustee, custodian or other similar official for Seller or the Property.

9.2. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that (a) Purchaser is a corporation duly formed, validly existing and in good standing in the State of Delaware, entitled to own its property and to carry on its business in the State of Delaware, (b) Purchaser has duly authorized the execution and performance of this Agreement, and (c) the execution and performance of this Agreement will not violate any term of Purchaser’s certificate of incorporation or bylaws, or any other agreement, judicial decree, statute or regulation to which Purchaser is a party or by which Purchaser may be bound or affected.

9.3. Materiality. Seller acknowledges that each of the representations, warranties and agreements made by it in Section 9.1 above and elsewhere in this Agreement is material to Purchaser. Purchaser acknowledges that each of the representations, warranties and agreements made by it in Section 9.2 above and elsewhere in this Agreement is material to Seller.

9.4. Survival. All of the representations and warranties of Seller set forth herein and elsewhere in this Agreement shall be true upon the execution of this Agreement, shall be deemed to be repeated at and as of the Closing Date (it being understood that Seller may, prior to Closing, update its representations set forth in (i) Section 9.1(a), to reflect (a) defaults under any of the Leases due to matters not within Seller’s control, and (b) new Leases executed in accordance with Section 10.1(b), and (ii) Section 9.1(b), to reflect new litigations first arising after the Effective Date, which would not adversely affect either (x) the transactions contemplated by this Agreement, (y) Purchaser’s title to the Property, or (z) Purchaser or any of its affiliates, except, in each case, to the extent fully covered by insurance) and shall survive the Closing for a period of time ending on December 31, 2008. All of the representations and warranties of Purchaser set forth herein and elsewhere in this Agreement shall be true upon the execution of this Agreement, shall be deemed to be repeated at and as of the Closing Date and shall survive the Closing for a period of time ending on December 31, 2008.

9.5. Accuracy of Representations is a Condition to Purchaser’s Obligation to Close. Without limiting any of the rights of Purchaser elsewhere provided for in this Agreement, it is agreed that the obligation of Purchaser to close title under this Agreement is conditioned upon the accuracy in all material respects of all of Seller’s warranties and representations and the due compliance by Seller of all of its agreements set forth herein and elsewhere in this Agreement. If, on or before the Closing Date, Purchaser determines that any of Seller’s representations or warranties are untrue or Seller has not complied with any of the said agreements, then, in addition to any other legal remedies available to Purchaser, Purchaser shall have the right to either (a) exercise its rights granted to it in Section 14.2 or (b) to proceed to consummate the Closing hereunder and receive an abatement of the Purchase Price in an amount equal to the diminution of value of the Property caused by such untrue representation or warranty. For purposes of this Agreement, the terms “Seller’s knowledge”, “Seller’s best knowledge” and other statements of similar import shall mean (i) the actual knowledge of Mary Alice Haft, after having made reasonable inquiry, to the extent such statement is made regarding the Property, and (ii) the actual knowledge of both Seller and Mary Alice Haft, in each case, after having made reasonable inquiry, to the extent such statement is made regarding matters other than the Property.

9.6. Accuracy of Representations is a Condition to Seller’s Obligation to Close. Without limiting any of the rights of Seller elsewhere provided for in this Agreement, it is agreed that the obligation of Seller to close title under this Agreement is conditioned upon the accuracy in all material respects of all of Purchaser’s warranties and representations and the due compliance by Purchaser of all of its agreements set forth herein and elsewhere in this Agreement. If, on or before the Closing Date, Seller determines that any of Purchaser’s representations or warranties are untrue or Purchaser has not complied with any of the said agreements, then Seller shall be entitled to terminate this Agreement by notice given to Purchaser, whereupon the provisions of Section 14.1 hereof shall apply.

10. Seller’s and Purchaser’s Covenants.

10.1. Seller covenants that, between the Effective Date and the Closing Date:

(a) Performance Under Leases. Seller shall perform all of Seller’s obligations as landlord under the Leases and will enforce all of the obligations of the Tenants under the Leases.

(b) No Modification to Leases; Leasing Guidelines. Subject to any applicable law, Seller shall not modify, cancel, extend, renew or otherwise change in any manner any of the terms, covenants or conditions of any of the Leases or enter into any new leases of space in the Property or any other occupancy agreements affecting the Property, or grant any consent to any matter requiring the consent of Seller under any Lease, each without the prior written consent of Purchaser. Notwithstanding the foregoing, Seller may enter into new leases of residential apartment units at the Property, so long as such leases are (i) entered into in compliance with applicable law (including, without limitation, all applicable Montgomery County rules and regulations), (ii) are for a term of no more than 1 year, (iii) require market rate rental payments, (iv) do not have non-market concessions (it being agreed that Seller will use commercially reasonable efforts to only enter into leases which are on month to month terms), and (v) are written on a form of lease reasonably approved by Purchaser, and to the extent permitted by law, containing such waivers (by such tenants) of their respective rights to purchase condominium units at the Property, as shall be reasonably acceptable to Purchaser.

(c) No Modification to Contracts. Seller shall not modify, cancel, extend, renew or otherwise change in any manner any of the terms, covenants or conditions of any of the Contracts affecting the Property or enter into any new agreement affecting the Property, or grant any consent to any matter requiring the consent of Seller under any Contract, each without the prior written consent of Purchaser, provided that subject to the terms of clause (q) Seller shall be permitted to terminate (and shall terminate at Seller’s sole cost and expense) all of the Contracts other than the Assigned Contracts. Seller shall provide Purchaser with evidence of termination of any Contracts Purchaser has elected not to assume at Closing. Notwithstanding the foregoing, Seller shall not terminate any Contract prior to Closing, if doing so would, in Purchaser’s sole discretion, adversely affect any ongoing Trade Negotiations or any Trade Agreement (as such terms are hereinafter defined).

(d) No Employment Contracts. Seller will not enter into any employment contract, service contract or any other agreement in respect of the Property without the prior written consent of Purchaser.

(e) Reserved.

(f) Operation of Property. Seller will maintain and operate the Property substantially in the same manner as same has been maintained and operated prior to the Effective Date, and will make such repairs and replacements as may be necessary to continue such standard of operation and maintenance through Closing, ordinary wear and tear and casualty damage excepted (it being agreed that the foregoing shall not obligate Seller to perform capital expenditures or perform repairs to the

Property, so long as Seller continues to perform such maintenance and repairs to the Property as are sufficient to address life safety issues and ordinary course Property operations). From and after the Effective Date, through Closing, Seller shall grant Purchaser and/or Purchaser’s designees (i) reasonable access to the Property, subject, in each case, to the qualifications and conditions established in Section 19, and (ii) the right (but not the obligation) to consult with and advise Seller on the construction, maintenance and operation thereof.

(g) Maintain Insurance. Seller shall keep the Property insured in accordance with Seller’s existing insurance program.

(h) Make Records Available. To the extent within Seller’s possession and control, Seller shall make available to Purchaser all records, statements and accounts bearing on or relating to the Property, including, without limitation, the operation thereof.

(i) Cooperation with Purchaser’s Due Diligence. Without limiting the terms of clause (f), Seller shall cooperate with Purchaser in connection with Purchaser’s due diligence, such cooperation to include such due diligence conducted by Purchaser pursuant to the terms of this Agreement, including, without limitation, the terms of Section 19 hereof.

(j) No Marketing of Property; No Encumbrances; No Zoning Changes. (i) Seller shall terminate all negotiations with any other parties concerning the sale of the Property, any interest therein or any interest in Seller, and shall deal exclusively with Purchaser with respect thereto, (ii) Seller shall not show or otherwise offer for sale the Property, or, subject to clause (b), any interest therein or any interest in Seller, (iii) Seller shall not commit, agree to, or acquiesce in, any act which could, in any way, affect or impair Purchaser’s intended use and occupancy of the Property, including, but not limited to, but subject to clause (b), leasing space or contracting for service or property improvements or encumbering the Property or any interest therein, (iv) Seller will not take any action which would encumber or affect the marketability of title to the Property or any interest therein, including, without limitation, leasing space or contracting for services or property improvements (other than as provided in clause (b)) and (v) Seller shall not initiate, consent to, approve or otherwise take any action with respect to the zoning, or any other governmental rule or regulation, currently applicable to all or any part of the Property.

(k) Reserved.

(l) The Existing Loan. Except as expressly set forth in its acknowledgment to the Existing Loan Purchase Agreement, Seller shall not (and shall not permit its affiliates to) take any action with respect to the Existing Loan which would result in the termination of the Existing Lender’s forbearance from enforcing its remedies set forth in the Existing Loan Purchase Agreement, provided, however, that nothing herein provided shall be deemed to require Seller to make any payments or accommodations to the Existing Lender, other than any as may be expressly set forth in the Existing Loan Purchase Agreement on the Effective Date. Seller shall deliver to Purchaser notice of any receipt or delivery of any notice thereunder (including, without limitation, any notice of default thereunder). Seller shall not modify, amend, renew, extend or otherwise alter the Existing Loan, the Existing Loan Documents or any other documents or instruments relating to the Existing Loan.

(m) Violation Notices. Seller shall immediately provide Purchaser with a copy of any Violation issued by any Governmental Authorities having jurisdiction over or affecting the business of Seller or the Property and received by Seller.

(n) Financial Statements. From time to time as reasonably requested by Purchaser, Seller shall deliver to Purchaser updated balance sheets, income statements and other financial statements with respect to the Property, to the extent prepared by Seller’s property manager in the ordinary course.

(o) Personal Property. Without Purchaser’s prior written consent, which consent may be granted or withheld in Purchaser’s sole and absolute discretion, Seller shall not remove from the Real Estate any article of Personal Property, except as may be necessary for repairs, or the discarding of worn out or useless items by (and at the expense of) Seller pursuant to the terms of this Agreement.

(p) Bankruptcy. So long as (x) Purchaser is not in default of this Agreement beyond any applicable notice or cure period and (y) this Agreement otherwise remains in full force and effect then Seller shall not permit Existing Borrower to file a voluntary bankruptcy, or take any similar local law action, challenge (or permit the challenge by anyone under its direction or control) any foreclosure instituted by Purchaser or its affiliates, or otherwise collude in or cooperate with an involuntary bankruptcy (collectively, a “Bankruptcy Event”), in each case, from and after the Effective Date, and continuing for a period of ninety one (91) days after the Closing. In the event that an involuntary bankruptcy (or similar proceeding or action) is filed against or with respect to Seller or Existing Loan Borrower, then Seller and Existing Loan Borrower shall take all commercially reasonable actions required to contest, oppose and seek dismissal of such involuntary bankruptcy (or similar proceeding or action); provided, however, that Seller shall not be under any obligation to contest, oppose, or seek dismissal of any involuntary bankruptcy proceeding or other similar action in which neither Seller nor its affiliates has colluded or cooperated, although Seller and Existing Loan Borrower shall reasonably cooperate with Purchaser in seeking a dismissal of any such involuntary bankruptcy proceeding or similar action. This Section 10.1(p) shall survive the Closing.

(q) Outstanding Trade Payables. From and after the Effective Date, Seller will reasonably cooperate with and assist Purchaser and its affiliates in negotiations with the creditors under and other parties in interest with respect to the Outstanding Trade Payables (such parties, the “Trade Creditors”). Without limiting the foregoing, Seller hereby acknowledges, consents to and approves Purchaser and its agents, from and after the Effective Date, (i) contacting and holding meetings, discussions and other negotiations from time to time (“Trade Negotiations”) with one or more of the Trade Creditors and (ii) entering into such agreements, arrangements, settlements or other transactions (each, a “Trade Agreement”) as Purchaser or its representatives may determine, but subject to reasonable review and approval of Seller and upon the express conditions that (A) Seller shall have the right to attend, in person or by conference call (in its sole discretion) any such Trade Negotiations and (B) any such Trade Agreement is not made binding upon, or creates obligations or liability on, Seller or its affiliates, without Seller’s consent. In connection therewith, Purchaser (I) shall diligently pursue resolution of the Outstanding Trade Payables and (II) shall not settle or compromise any Outstanding Trade Payable for less than the face amount thereof, unless in connection with such settlement or compromise, Seller, the Existing Loan Borrower and CBRE Realty Finance TRS, LLC (“CBF”) shall be released by the applicable Trade Creditor from any liability in respect of such Outstanding Trade Payable. Seller hereby (1) acknowledges that prior to the Effective Date, Purchaser has engaged in Trade Negotiations and entered into Trade Agreements with certain of the Trade Creditors and (2) confirms that Seller has heretofore approved all of such Trade Negotiations and Trade Agreements (per the list of approved Trade Agreements and copies thereof, attached hereto as Exhibit S). This Section 10.1(q) shall survive the Closing.

(r) The 2005 Certificate of Compliance. Seller acknowledges and agrees that at any time after the Effective Date, Purchaser may cause to be recorded in the land records of Montgomery County, Maryland, that certain Certificate of Compliance, dated August 16, 2005, made by Montgomery County, Maryland, a copy of which is attached hereto as Exhibit R.

11. Broker.

Purchaser represents and warrants that Purchaser has not dealt with any broker, agent, finder or similar party in connection with the transaction contemplated hereby and Purchaser hereby indemnifies and holds harmless Seller and Seller’s affiliates, members, managers, partners, shareholders, officers, directors and agents from any liability, cost or expense (including, without limitation, reasonable attorneys’ fees and costs of enforcement of the foregoing indemnity) arising out of the falsity of the foregoing representation. Seller represents and warrants that Seller has not dealt with any broker, agent, finder or similar party in connection with the transaction contemplated hereby. Seller hereby indemnifies and holds harmless Purchaser and Purchaser’s affiliates, members, managers, partners, shareholders, officers, directors and agents from any liability, cost or expense (including, without limitation, reasonable attorneys’ fees and costs of enforcement of the foregoing indemnity) arising out of the falsity of the foregoing representation. Seller shall pay any brokerage commission due in connection with the transactions contemplated by this Agreement to the extent that a broker makes a claim for compensation as a result of its dealings with Seller, and Purchaser shall pay any brokerage commission due in connection with the transactions contemplated by this Agreement to the extent that a broker makes a claim for compensation as a result of its dealings with Purchaser. The provisions of this Section 11 shall survive the Closing or any earlier termination of this Agreement.

12. Condemnation and Destruction.

12.1. Takings. If, prior to the Closing Date, a Non-Material Taking (as hereinafter defined) occurs, then (a) Seller shall notify Purchaser of such fact, (b) Purchaser shall not have any right or option to terminate this Agreement and this Agreement shall continue in effect, (c) at the Closing, Purchaser shall accept the Property subject to such Non-Material Taking or so much of the Property as remains after such Non-Material Taking, as the case may be, with no abatement of the Purchase Price, and (d) at the Closing, Seller shall assign and turn over to Purchaser, and Purchaser shall be entitled to receive and keep, all of Seller’s interest in and to all awards for such Non-Material Taking (and Seller shall execute and deliver to Purchaser any and all instruments or documentation required by Purchaser to effectuate such assignment). If, prior to the Closing Date, a Material Taking (as hereinafter defined) occurs, then (i) Seller shall notify Purchaser of such fact and (ii) Purchaser shall have the right to terminate this Agreement by delivering notice of such termination to Seller within ten (10) days after it receives such notice from Seller. In the event that Purchaser fails to exercise such termination right due to such Material Taking within such ten (10) day period, Purchaser shall be deemed to have waived such termination right, in which event the provisions of the first sentence of this Section 12.1 shall apply to such Material Taking. In the event that Purchaser delivers a notice of termination within such ten (10) day period, Escrow Agent shall refund the Downpayment to Purchaser, whereupon this Agreement shall terminate and neither party shall have any further rights or obligations hereunder except for the Surviving Obligations, which shall survive such termination.

12.2. Casualties. If, prior to the Closing Date a Non-Material Casualty (as hereinafter defined) occurs, then (a) Seller shall notify Purchaser of such fact, (b) Purchaser shall not have any right or option to terminate this Agreement and this Agreement shall continue in effect, (c) at the Closing Purchaser shall accept the Premises subject to such Non-Material Casualty, with no abatement of the Purchase Price, and (d) at the Closing, Seller shall assign and turn over to Purchaser, and Purchaser shall be entitled to receive and keep, all of Seller’s interest in and to all insurance proceeds payable in connection with such Casualty, and Purchaser shall receive a credit against the Purchase Price at the Closing in the amount of any loss deductible payable in connection with such insurance proceeds (and

Seller shall execute and deliver to Purchaser any and all instruments or documentation required by Purchaser to effectuate such assignment). If, prior to the Closing Date, a Material Casualty (as hereinafter defined) occurs, then (i) Seller shall notify Purchaser of such fact and (ii) Purchaser shall have the right, within ten (10) days after it receives such notice from Seller to terminate this Agreement by delivering notice of such termination to Seller. In the event that Purchaser fails to exercise such termination right within such ten (10) day period, Purchaser shall be deemed to have waived such termination right, in which event the provisions of the first sentence of this Section 12.2 shall apply to such Material Casualty. In the event that Purchaser delivers a notice of termination within such ten (10) day period, Escrow Agent shall refund the Downpayment to Purchaser, whereupon this Agreement shall terminate and no party shall have any further rights or obligations hereunder except for the Surviving Obligations, which shall survive such termination.

12.3. Certain Definitions. As used herein, the following terms shall have the following meanings:

“Casualty” means the destruction of all or a portion of the Improvements by fire or other casualty.

“Material Casualty” means a Casualty that, in Purchaser’s reasonable judgment, would cost more than $500,000 to repair.

“Material Taking” means a Taking (a) affecting more than two percent (2%) percent of the Land or affecting any portion of the Improvements, (b) affecting the parking areas or driveways thereon, or (c) affecting any means of ingress thereto or egress therefrom.

“Non-Material Casualty” means any Casualty, other than a Material Casualty.

“Non-Material Taking” means any Taking, other than a Material Taking.

“Taking” means any taking of any portion of the Land or the Improvements by condemnation or eminent domain.

13. Conditions Precedent.

13.1. Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions precedent, as determined by Purchaser:

(a) Seller shall have performed or otherwise complied with all of its obligations under this Agreement;

(b) the representations and warranties of Seller contained in this Agreement shall be true, correct and accurate on the Closing Date in all material respects, as if first made on the Closing Date;

(c) Seller shall have delivered all documents and instruments required to be delivered by Seller pursuant to the provisions of this Agreement;

(d) Purchaser shall have received the Title Commitment and the Pro Forma (appropriately executed) from the Title Company in compliance with the requirements of Section 7 hereof, which shall (i) show no exceptions other than the Permitted Title Exceptions and (ii) contain such endorsements or affirmative coverages as are requested by Purchaser;

(e) Purchaser shall have received the Survey in compliance with the requirements of Section 7 hereof, which shall (i) show no exceptions other than the Permitted Survey Conditions and (ii) contain such certifications as are requested by Purchaser;

(f) Seller shall have obtained fully-executed and effective releases from all contract purchasers of condominium units at the Property, terminating their respective purchase contracts and otherwise waiving any rights with respect thereto (including, without limitation, rights to purchase such units) (Purchaser hereby acknowledges receipt of fully-executed and effective releases from all contract purchasers of condominium units at the Property other than the contracts relating to Unit 327 and Unit 502 (the “Outstanding Unit Purchase Contracts”));

(g) Purchaser shall have received the Seller Estoppel Certificate, as required by Section 43 of this Agreement, with the Seller Estoppel Certificate down-dated to the Closing Date;

(h) Purchaser shall have confirmed that no person has any written or oral right to remain in possession of any portion of the Property after the Closing Date other than Tenants under Leases identified on the Rent Roll;

(i) the Financing Conditions shall have been satisfied;

(j) each of the conditions set forth in Section 41 shall have been satisfied;

(k) Purchaser shall have received from Seller the following documentation, in each case, in form acceptable to Purchaser:

(i) a new Certificate of Compliance in accordance with Chapters 11A/53A of the Montgomery County Code (the “County Code”), in connection with the transactions contemplated by this Agreement as more fully described in Section 41, which Certificate of Compliance shall not be based upon a rental agreement; and

(ii) the Assignment of Rights Under Public Offering Statement;

(l) no litigation, investigation, contest or other proceeding (including, without limitation, foreclosure proceedings in respect of the Existing Loan) shall have been commenced or imminent which, in any case, could restrain, delay, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement; and

(m) Purchaser shall have received an original title policy of title insurance with respect to the Property, in form and with endorsements reasonably acceptable to Purchaser, and otherwise identical to the Pro Forma and showing only the Permitted Title Exceptions and the Permitted Survey Conditions.

If any of the foregoing conditions are not satisfied on the Closing Date, Purchaser shall have the right (in addition to any right Purchaser may have under Section 14 in the event that the non-satisfaction of a condition is as a result of a breach or default by Seller), to (x) terminate this Agreement by notice given to Seller, whereupon the entire Downpayment shall be refunded to Purchaser and upon such refund, no party hereto shall have any rights or obligations hereunder except for the Surviving Obligations, which shall survive such termination, or (y) at Purchaser’s sole option, to waive any unsatisfied condition and consummate the transactions contemplated hereby. Notwithstanding the foregoing, if the condition described in Section 13.1(f) is not satisfied on the Closing Date, Purchaser’s sole options shall be to either (A) waive the condition and consummate the transactions contemplated hereby, or (B) to accept the agreement of the Seller Indemnitors, which agreement is set forth in this clause (B), to indemnify, defend and hold Purchaser and its affiliates harmless from and against any and all loss, cost and expense (including, without limitation, attorneys’ fees and disbursements) arising out of Seller’s failure to satisfy such condition (including, without limitation, any claims made by the prospective purchasers of Units 327 and 502 at the Property), which indemnity shall survive the Closing.

13.2. Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions precedent:

(a) Purchaser shall have performed or observed all of its obligations under this Agreement;

(b) Purchaser shall have delivered all documents and instruments required to be delivered by Purchaser pursuant to the provisions of this Agreement;

(c) Purchaser shall have paid to Seller the full Purchase Price, subject to proration and adjustment in accordance with the provisions hereof; and

(d) Existing Lender shall have executed and delivered to Seller the release and indemnity agreement attached to the Existing Loan Purchase Agreement as Exhibit 5 thereto.

If any of the foregoing conditions are not satisfied on the Closing Date, Seller shall have the right (in addition to any right Seller may have under Section 14 in the event that the non-satisfaction of a condition is as a result of a breach or default by Purchaser) to (x) terminate this Agreement by notice given to Purchaser, whereupon, if Purchaser is not then in default under this Agreement, the entire Downpayment shall be refunded to Purchaser and upon such refund, no party hereto shall have any rights or obligations hereunder except for the Surviving Obligations, which shall survive such termination, or (y) at Seller’s sole option, to waive any unsatisfied condition and consummate the transactions contemplated hereby.

14. Termination of Agreement; Default.

14.1. By Purchaser. If Purchaser shall default hereunder (including, without limitation, a default hereunder based on breach by Purchaser of any of its representations and warranties contained herein that is discovered prior to the Closing) or shall fail or refuse to perform its obligation to purchase the Property in accordance with this Agreement, Seller, as its sole and exclusive remedy, shall have the right to cause Escrow Agent to deliver to Seller the Downpayment as is then maintained in escrow by Escrow Agent, as and for its liquidated damages (the parties hereto acknowledging that it would be difficult or impossible to accurately ascertain the amount of Seller’s damages). THE PARTIES AGREE THAT SELLER’S DAMAGES IN THE EVENT OF PURCHASER’S DEFAULT HEREUNDER WOULD BE DIFFICULT AND IMPRACTICAL TO CALCULATE AND THAT THE FOREGOING PAYMENT (A) HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES REASONABLE ESTIMATE OF SELLER’S DAMAGES, (B) REPRESENTS A FAIR AND ADEQUATE MEASURE OF DAMAGES, AND (C) REPRESENTS SELLER’S SOLE AND EXCLUSIVE REMEDY AGAINST PURCHASER, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF PURCHASER.

14.2. By Seller. If Seller shall default hereunder (including, without limitation, a default hereunder based on breach by Seller of any of its representations and warranties contained herein that is discovered prior to the Closing), then, subject to any indemnity obligations of Seller or its affiliates set forth in Section 40, Purchaser, as its sole and exclusive remedy against Seller, may either:

(a) terminate this Agreement by notice given to Seller, whereupon the entire Downpayment shall be refunded to Purchaser and upon such refund, no party hereto shall have any rights or obligations hereunder except for the Surviving Obligations, which shall survive such termination; or

(b) bring an action against Seller to seek specific performance of Seller’s obligations hereunder.

14.3. Subsequent to Closing. If Seller or Purchaser fails to comply with any obligation hereunder that survives the Closing (including, without limitation, any representation or warranty contained herein), then the parties shall have all rights available to them at law or in equity without limitation.

15. Indemnification by AG Indemnitor.

At Closing, Purchaser and AG Core Plus II Corp., a Delaware corporation (“Core Plus II”) and AG Core Plus II (AU) Holdings Corp., a Delaware corporation (“Core Plus II (AU)”, together with Core Plus II, the “AG Indemnitor”) shall each severally (and not jointly and severally) indemnify, defend and hold Seller and CBF harmless from and against trade creditors’ claims arising out of the non-payment by Purchaser of the Outstanding Trade Payables (the “AG Indemnity”); provided, that (a) the AG Indemnitor’s and Purchaser’s aggregate liability in respect of the AG Indemnity shall under no circumstances exceed the Maximum Line Item Amount, with respect to any individual Outstanding Trade Payable, and the Maximum Trade Payables Exposure, with respect to the aggregate of all Outstanding Trade Payables (the “Indemnity Cap”), (b) Seller and CBF shall forbear from asserting any claims in respect of the AG Indemnity for a period of eighteen (18) months following the Closing (the “Forbearance Period”), so that Purchaser will have the full benefit of the Forbearance Period in which to resolve remaining claims in respect of the Outstanding Trade Payables that would otherwise be covered by the AG Indemnity, (c) the amount of the Indemnity Cap shall decrease, on a dollar for dollar basis, as Purchaser resolves claims relating to the Outstanding Trade Payables (by entering into Trade Agreements, or otherwise) (for example, if (x) Purchaser resolves aggregate claims in respect of the Outstanding Trade Payables in an amount equal to $1,000,000, then the Indemnity Cap shall automatically decrease by $1,000,000 or, (y) Purchaser resolves an individual claim in respect of an individual Outstanding Trade Payable in an amount equal to $1,000,000, then the Indemnity Cap shall automatically decrease by $1,000,000), and (d) the AG Indemnity shall automatically terminate on the date which is eighteen (18) months following the expiration of the Forbearance Period. Notwithstanding the foregoing, the AG Indemnity shall be inapplicable with respect to claims in respect of or otherwise arising from (i) any individual or aggregate Outstanding Trade Payables in excess of the applicable Indemnity Cap (as same may be reduced from time to time, in accordance with the terms of this Section 15), (ii) any written Trade Agreement which has been executed or otherwise approved by Seller or CBF, (iii) the outcome of any Trade Negotiation, to the extent that Seller or CBF has approved the actions taken by or on behalf of Purchaser in connection with such Trade Negotiation, (iv) any actions taken by Seller, CBF, or any affiliate of either of them with respect to any Outstanding Trade Payables, in violation of this Agreement or (v) any actions taken by Seller, CBF, or any affiliate of either of them with respect to any Outstanding Trade Payables, to the extent such actions are contrary to or in conflict with actions taken by Purchaser in connection with its Trade Negotiations (to the extent that Purchaser is conducting such Trade Negotiations on a commercially reasonably basis, and otherwise in compliance with the terms of this Agreement, it being agreed that such commercially reasonable efforts shall not require Purchaser to reveal the existence of the AG Indemnity to any Person). Without limiting the foregoing, the parties agree that any liability of the AG Indemnitor under the AG Indemnity shall be allocated (x) 93.6245% to Core Plus II and (y) 6.3755% to Core Plus II (AU). Neither Seller nor any of its affiliates shall disclose the existence of the AG Indemnity to any third party, except (a) for the purposes of enforcement of the indemnification obligations hereunder; (b) to the ROFR Parties, as described in Section 41 of this Agreement; and (c) for disclosures mandated by law.

16. Reserved.

17. Expenses.

(a) Seller shall be obligated to pay (i) one hundred percent (100%) of the cost of satisfying Seller’s obligations under Section 7, and (ii) one hundred percent (100%) of any other costs or expenses stated in this Agreement to be the obligation of Seller.

(b) Purchaser shall be obligated to pay (i) one hundred percent (100%) of the cost of the Survey, (ii) one hundred percent (100%) of all Transfer Taxes (including any sales tax arising out of any transfer of any personal property hereunder), (iii) one hundred percent (100%) of the cost of its title insurance policy, (iv) one hundred percent (100%) of all recording fees, (v) one hundred percent (100%) of any escrow fees, and (vi) one hundred percent (100%) of any other costs or expenses stated in this Agreement to be the obligation of Purchaser.

(c) Purchaser and Seller shall each be obligated to pay their own respective legal fees.

(d) Except as otherwise provided in this Section 17 and elsewhere in this Agreement, Purchaser and Seller shall allocate all other expenses in connection with this Agreement in accordance with the custom and practices of the jurisdiction in which the Property is located.

18. Reserved.

19. Access to Property. Purchaser acknowledges that it is acquiring the Property “AS IS and WHERE IS” with all faults, based upon its inspection of the Property prior to the Effective Date. Purchaser and its designated agent and representatives shall have a reasonable right of entry upon the Property from and after the Effective Date, through the Closing Date, subject to the rights of Tenants under their existing Leases, and subject to all applicable laws and reasonable advance notice to Seller’s property manager and/or construction consultant, as appropriate. In furtherance of the foregoing, Purchaser shall have the right to review all of the materials provided by Seller, and to conduct such further due diligence as is deemed necessary or appropriate by Purchaser in connection with the transactions contemplated by this Agreement, including, without limitation, non-invasive or invasive environmental testing or engineering surveys of the Real Estate (provided that Phase II environmental testing shall be subject to Seller’s prior consent), interviews with the lessees under the Leases, and such other due diligence as is customarily conducted by purchasers of real property. Purchaser and/or the persons or entities conducting any testing and investigations shall not commit waste at the Property, and Purchaser shall restore the Property to its condition existing immediately prior to Purchaser’s inspection thereof, and Purchaser shall be liable for all damage or injury to any person or property resulting from, relating to or arising out of any inspection, whether occasioned by the acts of Purchaser or any of its employees, agents, representatives or contractors, and Purchaser shall indemnify and hold harmless Seller and its agents, employees, officers, directors, affiliates and asset managers from any liability resulting therefrom. This indemnification by Purchaser shall survive the Closing or the termination of this Agreement, as applicable. In connection with the foregoing, Seller acknowledges that Purchaser has heretofore provided Seller and CBF with a certificate of insurance, naming Seller and CBF as additional insureds on its property damage and liability insurance policies.

20. Notices.

All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and sent to the party to which the notice, demand or request is being made by (i) certified or registered mail, return receipt requested, (ii) by nationally recognized overnight courier delivery, (iii) by hand delivery, or (iv) by facsimile transmission as follows:

To Seller:

c/o CBRE Realty Finance

185 Asylum Street

City Place I, 31st Floor

Hartford, Connecticut 06103

Attention: Paul Martin

Facsimile Number: (860) 275-6225

with copy to:

Ballard Spahr Andrews & Ingersoll, LLP

4800 Montgomery Lane, 7th Floor

Bethesda, Maryland 20814-3401

Attention: Roger D. Winston

Facsimile Number: (866) 415-6014

To Purchaser:

c/o Angelo, Gordon & Co., L.P.

245 Park Avenue, 26th Floor

New York, New York 10167

Attention: Dana Roffman

Facsimile Number: (212) 867-5436

with a copy to:

Federal Capital Partners

1000 Potomac Street, NW, Suite 120

Washington, D.C. 20007

Attention: Lacy I. Rice III

Facsimile Number: (202) 333-6098

and an additional copy to:

Duval & Stachenfeld LLP

300 East 42nd Street, 3rd Floor

New York, New York 10017

Attention: Terri L. Adler, Esq.

Facsimile Number: (212) 883-8883

To Escrow Agent:

c/o Linowes and Blocher, LLP

7200 Wisconsin Avenue, Suite 800

Bethesda, Maryland 20814-4842

Attention: William M. Hoffman, Esq.

Facsimile Number: (301) 654-2801

or to such other address as is specified by a party by notice to the other party given in accordance with the provisions of this Section 20. Any notice given in accordance with the provisions of this Section 20 shall be deemed given (i) three (3) Business Days after mailing (if sent by certified mail), (ii) one (1) Business Day after deposit of same with a nationally recognized overnight courier service (if delivered by nationally recognized overnight courier service), (iii) on the date delivery is made (if delivered by hand), or (iv) on the date delivery is made as confirmed by telephonic answerback (if delivered by facsimile transmission).

21. Entire Agreement.

This Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement.

22. Amendments.

This Agreement may not be changed, modified or terminated, except by an instrument executed by the parties hereto who are or will be affected by the terms of such instrument.

23. Waiver.

No waiver by either party of any failure or refusal to comply with its obligations shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

24. Successors and Assigns.

The stipulations aforesaid shall inure to the benefit of, and shall bind, the heirs, executors, administrators, successors and assigns of the respective parties.

25. Section Headings.

The headings of the various paragraphs of this Agreement have been inserted only for the purposes of convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

26. Governing Law.

This Agreement shall be governed by the laws of the State of Maryland.

27. Submission To Jurisdiction.

PURCHASER AND SELLER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY MARYLAND STATE COURT OR FEDERAL COURT SITTING IN THE DISTRICT OF

MARYLAND, SOUTHERN DIVISION, OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREE THAT VENUE FOR ANY SUCH ACTION OR PROCEEDING SHALL BE IN MONTGOMERY COUNTY, MARYLAND. PURCHASER AND SELLER EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO SUCH VENUE AS BEING AN INCONVENIENT FORUM.

28. Waiver Of Jury Trial.

PURCHASER AND SELLER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY PURCHASER AND SELLER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. SELLER OR PURCHASER, AS APPLICABLE, IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY PURCHASER OR SELLER, AS APPLICABLE.

29. Enforceability.

In the event that any portion of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

30. Attorneys’ Fees.

In the event of any litigation arising out of this Agreement, and notwithstanding any other limitations on liability set forth in this Agreement, the prevailing party shall be entitled to receive from the losing party an amount equal to the prevailing party’s costs incurred in such litigation, including, without limitation, the prevailing party’s attorneys’ fees, costs and disbursements. The provisions of this Section 30 shall survive the Closing or termination of this Agreement.

31. Assignment.

Purchaser may not assign this Agreement without the consent of Seller, provided, however, Purchaser may assign this Agreement without the consent of Seller to one or more corporations, partnerships, limited liability companies or other entities, provided that such entities are controlled by principals or affiliates of, or funds invested with or managed by (A) Angelo, Gordon & Co., L.P. (or affiliates thereof), (B) R&K Partners, LLC, d/b/a Federal Capital Partners (or affiliates thereof), or (C) a combination of the entities referenced in clauses (A) and (B). Upon any assignment that does not require the consent of Seller as provided in this Section 31, the party named as Purchaser herein shall be released from further liability under this Agreement. Purchaser shall provide Seller with a copy of any assignment of this Agreement prior to Closing.

32. Counterparts.

This Agreement may be executed in two or more counterparts, each of which, when taken together, shall constitute the same instrument and one original. Executed counterpart signatures may be delivered by either party to the other by facsimile or e-mail with “PDF” attachment, and signatures delivered by either such method shall be deemed enforceable as original signatures (it being agreed that if signatures to this Agreement are delivered by either such method, then upon request, each party shall submit to the other party original signatures, provided that the failure by any party to deliver such original signatures shall not affect the effectiveness or enforceability of this Agreement).

33. Further Assurances.

Subsequent to the Closing Date, each party shall execute and deliver to the other such further documents and instruments as either party may request of the other in order to confirm or implement the terms of this Agreement.

34. Certain Definitions.

As used herein the following terms shall have the following definitions:

“Business Day” shall mean a day on which banks are required to be open for business within the State of Maryland and the State of New York, and shall not include (i) any Saturday or Sunday, (ii) any national holiday, or (iii) any holiday within the State of Maryland or the State of New York.

“Surviving Obligations” shall mean the obligations of Purchaser and/or Seller set forth in this Agreement that are expressly stated to survive the termination of this Agreement, including, without limitation, such obligations as are set forth in Sections 6, 8.1(g), 9, 10.1(p), 10.1(q), 11, 19, 30 and 40 of this Agreement.

35. Reserved.

36. Publicity and Confidentiality.

36.1. Unless and until the Closing occurs hereunder, neither Purchaser nor Seller will make, or permit anyone to make on their behalf, any public statement or public comment with respect to this Agreement, the transactions contemplated hereby, that is intended for public distribution or made to any newspaper, trade publication, or other print or other media, without the approval by the other party as to such disclosure and the information to be disclosed, which approval shall not be unreasonably withheld or delayed.

36.2. Unless and until the Closing occurs hereunder, Purchaser and its agents shall maintain the confidentiality of all documents, instruments and information obtained by Purchaser or such agents hereunder or otherwise in connection with the proposed acquisition of the Property and shall not, without Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed, disclose any of such information to any other person or use any of such information for any purpose other than as contemplated herein. Notwithstanding the foregoing, Purchaser may disclose any of such information to its proposed investors and lenders and its officers, directors, employees, agents, attorneys, accountants, consultants and other professionals to whom such disclosure is reasonably necessary for the consummation of the transactions contemplated hereby, provided that each such person maintains such information in a confidential manner.

37. Calculation of Time Periods; Time of the Essence.

In the event any time for performance of any obligation under this Agreement expires or the expiration or termination of any time period provided in this Agreement for any consent, response or notice occurs, on a day other than a Business Day, the time for performance shall be extended to the next succeeding day which is a Business Day. Time is of the essence of Seller’s and Purchaser’s obligations under this Agreement.

38. Acquisition and Assumption of the Existing Loan.

38.1. Seller and Existing Loan Borrower are parties to that certain mortgage loan in the original principal amount of $130,000,000 (as assigned, the “Existing Loan”), made by Fremont Investment & Loan, a California industrial bank (“Fremont”), predecessor in interest to iStar FM Loans LLC (the “Existing Lender”), as lender, to Triton Pavilion, LLC (the “Existing Loan Borrower”), as borrower, and evidenced by the documents set forth on Exhibit V (the “Existing Loan Documents”). Concurrently with the Closing, Seller acknowledges that Existing Loan Purchaser intends to acquire Existing Lender’s right, title and interest in, to and under the Existing Loan, pursuant to the Existing Loan Purchase Agreement (such transaction, the “Existing Loan Acquisition Transaction”), and concurrently therewith, Purchaser shall assume Seller’s and the Existing Loan Borrower’s respective positions under the Existing Loan.

38.2. The obligations of Purchaser to close the transactions contemplated by this Agreement shall be conditioned upon (i) the Existing Lender, prior to the Outside Closing Date (x) agreeing to sell to Existing Loan Purchaser the Existing Loan pursuant to the Existing Loan Purchase Agreement and (y) consummating the transactions contemplated thereby simultaneously with the Closing, and, in each case, in accordance with the terms of the Existing Loan Purchase Agreement, and (ii) concurrently with the Existing Loan Purchaser’s acquisition of the Existing Loan, Existing Loan Purchaser approving Purchaser’s assumption of Seller’s and the Existing Loan Borrower’s respective positions as IDOT guarantor and borrower, as applicable, under the Existing Loan, simultaneously with the Closing, in each case, on terms acceptable to Purchaser in its sole discretion and without condition or qualification or modification to the Existing Loan Documents (except for such modifications to the Existing Loan Documents as are approved by Purchaser and the Existing Loan Purchaser) (collectively, the “Financing Conditions”). In the event that the Financing Conditions, or any of them, have not been satisfied prior to the Outside Closing Date, then Purchaser may elect to terminate this Agreement. In the event that Purchaser elects to terminate this Agreement in accordance with the preceding sentence, then the Downpayment shall be released to Purchaser and no party shall have any further liability or obligation to the other, except for the Surviving Obligations, which shall survive such termination. In connection with Purchaser’s assumption of, and Existing Loan Purchaser’s acquisition of, the Existing Loan, Purchaser and Seller each agree to use commercially reasonable efforts to cooperate with each other and with Existing Lender in connection with the satisfaction of the Financing Conditions and to furnish to the Existing Lender such information as may be reasonably required by the Existing Lender in order to approve such assumption and acquisition of the Existing Loan on the terms set forth herein. It is acknowledged and agreed that the Financing Conditions have been included for the sole benefit of Purchaser who shall have the right to waive same, at its sole option, by written notice at any time up to and including the Outside Closing Date.

38.3. If (a) the Existing Loan Acquisition Transaction is consummated simultaneously with the consummation of the transactions contemplated by this Agreement, and (b) there exists no default by any of Seller, CBF, or Pavilion Indemnitor (as hereinafter defined) under this Agreement, then from and after the Closing Date, Purchaser shall cause the Existing Loan Purchaser to waive all claims relating to the Existing Loan which it may then have against Seller, Existing Loan Borrower, or CBF, solely in their capacity as borrower (or affiliates of borrower, as applicable) or as owner of the Property in respect of the Existing Loan (it being understood that the foregoing forbearance shall exclude, and be inapplicable to, any claims which Purchaser or its affiliates may have against Seller, CBF, Existing Loan Borrower or their respective affiliates which arise out of or otherwise relate to (x) the Property, this

Agreement, the Closing, or matters related to any of the foregoing items or (y) any claims made against Purchaser, Existing Loan Purchaser or their respective affiliates by the Existing Lender or its affiliates, arising out of the acts or omissions of Seller, Existing Loan Borrower or CBF). Seller acknowledges that it has determined that the Existing Loan Purchase Agreement fully satisfies Purchaser’s obligations under this Section 38.3.

39. Reserved.

40. Seller Indemnity.

40.1 (a) For a period commencing on the Effective Date and following the Closing for a period of time ending on December 31, 2008, Seller and CBRE Realty Finance, Inc., a Delaware corporation (“Pavilion Indemnitor”, and together with Seller, the “Seller Indemnitors”) shall jointly and severally indemnify, defend (with counsel acceptable to Purchaser) and hold Purchaser and its respective direct and indirect members, managers, partners, officers, directors, shareholders, employees, affiliates and their respective successors and assigns, including, without limitation, the Existing Loan Purchaser (collectively, the “Purchaser Indemnified Parties”), harmless from and against any and all liquidated liabilities (including, without limitation, attorneys’ fees and litigation costs) (collectively “Losses”) which any Purchaser Indemnified Party incurs arising out of or resulting from: (i) any matter or thing pertaining to the ownership or operation of the Property prior to the Closing Date; (ii) any liabilities and any litigation, action or proceeding pertaining to the ownership or operation of the Property or otherwise relating to the Existing Loan (to the extent not covered by the release by Purchaser of Seller pursuant to the Assumption and Release Agreement) or the mezzanine financing provided by Seller’s affiliates in respect of the Property, in each case relating to actions or events occurring prior to the Closing Date; (iii) Seller’s violation of Section 10.1(p) hereof; (iv) Seller’s default under this Agreement beyond any applicable notice and grace periods, due to matters solely within Seller’s control; or (v) Seller’s failure to consummate the Closing and/or any Seller Indemnitor’s hindrance of the Closing or the consummation of the Existing Loan Acquisition Transaction, in each case, due to matters solely within Seller’s control; provided, however, the foregoing indemnity shall not be applicable to (x) Losses incurred as a result of the exercise by a party entitled to exercise a right of first refusal to purchase the Property under Chapters 11 or 53A of the County Code, (y) Losses resulting from the failure of the Closing to occur because Purchaser is in default under this Agreement beyond any applicable notice or grace periods; or (z) Losses related to the Outstanding Trade Payables, to the extent that such Losses are less than the Maximum Trade Payables Exposure.

(b) The Seller Indemnitors’ indemnity obligations under this Section 40, under any other applicable provision of this Agreement, and under any other instrument delivered by the Seller Indemnitors pursuant to this Agreement, are sometimes collectively referred to herein as the “Indemnity”.

(c) Without limiting the foregoing, Purchaser shall have the right to require Pavilion Indemnitor to pay, comply with and satisfy its obligations and liabilities under this Agreement, and shall have the right to proceed immediately against Pavilion Indemnitor with respect thereto, in each case, without being required to attempt recovery first from Seller or any other party.

40.2 In connection with the foregoing Indemnity, for the avoidance of doubt, the Seller Indemnitors’ liability shall include the amount of any deposit made by the Existing Loan Purchaser under the Existing Loan Purchase Agreement, in the event that the Existing Loan Purchaser defaults or elects to terminate the transactions contemplated by the Existing Loan Purchase Agreement because of the matters described in Section 40.1(a) (iii), (iv) or (v), and as a result, forfeits such deposit to the Existing Lender and (b) Seller’s liability shall include all other Losses incurred by Purchaser and the Existing Loan Purchaser resulting from the matters described in Section 40.1.

40.3. The Existing Loan Purchaser and the Title Company shall each be deemed a third party beneficiary of this Section 40, and shall be entitled to separately enforce same, on its own behalf; provided, that the Title Company shall only be deemed a third party beneficiary of this Section 40 as it relates to Losses incurred by the Title Company in connection with the Outstanding Unit Purchase Contracts.

40.4. This Section 40 shall survive the Closing.

41. Montgomery County’s Rights.

(a) The parties acknowledge that the Property is subject to the terms of the County Code. Accordingly, it shall be a condition precedent to Purchaser’s obligation to close the transactions contemplated by this Agreement that on or prior to the ROFR Out Date (as hereinafter defined) (i) Purchaser shall have obtained a Certificate of Compliance (as hereinafter defined) and (ii) Seller shall have (x) complied with the terms of clause (b) below and (y) delivered to Purchaser evidence acceptable to Purchaser, and in recordable form, that each governmental or tenant entity (each, a “ROFR Party”) having a right to purchase the Property under the County Code shall have either (A) waived its right to purchase the Property under the County Code or (B) been deemed to have waived its right to purchase the Property under the County Code, by the passage of time, or otherwise. Such evidence shall be satisfied by a “Certificate of Compliance”, issued in Purchaser’s name (and, at Purchaser’s option, in the name of Purchaser’s assignee, as permitted in accordance with the terms of Section 31), in accordance with the County Code, and in form reasonably acceptable to Purchaser and Purchaser’s title insurer and suitable for recording in the Montgomery County land records (it being understood that such Certificate of Compliance shall be deemed reasonably acceptable to Purchaser if same (w) correctly reflects all applicable names and other facts related to the ROFR Process, as applied to the Property, this Agreement and the parties hereto (taking into account any permitted assignment of Purchaser’s interest in this Agreement, prior to Closing), (x) is in suitable form for recording in the Montgomery County land records, (y) is deemed acceptable by the Title Company to delete any exception in the Title Commitment regarding the ROFR Process and (z) otherwise complies with the County Code). The matters described in clauses (i) and (ii) above are hereinafter referred to as the “ROFR Process”. The ROFR Process shall be deemed to have been completed when and if the matters described above have been completed.

(b) In connection with the ROFR Process, Seller shall promptly take all actions necessary timely to comply with provisions of the County Code relating to the right of first refusal granted to each of the ROFR Parties. Seller’s actions shall include, without limitation, serving such notices, executing such documents (including, without limitation, affidavits) and taking such actions as shall be required under the County Code, or otherwise advisable to prove compliance by Seller with the County Code (it being agreed that Seller shall deliver to all required recipients thereto, on or prior January 16, 2008, all applicable notices and offers, including, without limitation all (x) notices of sale under Section 53A-3 of the County Code and (y) right of first refusal offers under Section 53A-4 of the County Code, in each case, in the manner required by the County Code and containing all documentation required to be delivered in connection therewith). Seller shall provide to Purchaser copies of any proposed notices to be delivered, or other submittals to made under, the ROFR Process for Purchaser’s review and reasonable approval, prior to delivery of such notices or other submittals (which approval shall not be withheld if such notices or other submittals are (x) factually accurate, as applied to the Property, this Agreement and the parties hereto (taking into account any permitted assignment of Purchaser’s interest in this Agreement, prior to Closing) and (y) otherwise in compliance with the County Code). Purchaser shall cooperate with Seller, in all commercially reasonable respects, in connection with Seller’s actions under this clause (b); provided, however, that, any provision of this Agreement to the contrary notwithstanding, Seller shall not enter into or agree to any rental covenants or other terms, conditions or agreements of any type or nature whatsoever that would bind the Property or Purchaser after Closing in connection with Seller’s obligation to obtain a Certificate of Compliance pursuant to the ROFR Process without the prior written consent of Purchaser, which consent may be withheld by Purchaser in its sole and absolute discretion, even if Purchaser’s failure to consent should preclude the issuance of a Certificate of Compliance. If, prior to the ROFR Out Date, one or more ROFR Parties lawfully gives notice that it is or intends to exercise its right to purchase the Property under the County Code, or if a tenants’ association shall be formed and registered with respect to the Property, then, at Purchaser’s option, upon notice to Seller (which notice shall be given by Purchaser to Seller within 10 Business Days after Purchaser receives notice of the formation and registration of such tenants’ association), this Agreement shall terminate and be of no further force or effect (other than those provisions expressly stated to survive) and the Downpayment (together with any interest accrued thereon) shall be refunded to Purchaser. If, prior to the ROFR Out Date, all rights to purchase the Property held by all ROFR Parties shall have elapsed, then the parties shall proceed to Closing in accordance with the terms of this Agreement, and Seller shall obtain and deliver to Purchaser, at Closing, a Certificate of Compliance. For purposes of this Section 41, “ROFR Out Date” shall mean the Outside Closing Date.

42. Arbitration.

42.1. In the event that there is a disagreement between Purchaser and Seller as to any matter arising out of this Agreement for which arbitration is expressly stated to be the sole procedure or mechanism for the resolution of such disagreement (the “Matter in Dispute”), then the Matter in Dispute shall be submitted to arbitration pursuant to the rules of the JAMS within the District of Columbia. The arbitrators will be entitled to award monetary damages, declaratory relief and injunctive relief interpreting the provisions of this Agreement, however the arbitrators will not be entitled to award punitive or consequential damages or to act inconsistently with the terms of this Agreement. The arbitrators will be entitled, but not required, to provide that the losing party in any arbitration will pay all or a portion of the prevailing party’s costs incurred in connection therewith, including, without limitation, the costs and fees of the arbitrators, provided, however, if the arbitrators decline to make such a provision, then the costs of the arbitration will be split equally between the parties (except that each party will bear such party’s own attorneys’ fees). The determination of the arbitrators in the foregoing proceeding shall be binding upon the parties, subject only to the provision of Section 42.3 below.

42.2. In the event that the arbitrators make a determination in favor of a party (the “Prevailing Party”) and the Matter in Dispute is monetary in nature, then the other party (the “Non-Prevailing Party”) shall pay to the Prevailing Party the amount determined by the arbitrators to be necessary to make the Prevailing Party whole (the “Arbitrated Amount”) within ten (10) days after the determination is made in such arbitration proceeding, provided, however, in the event this Agreement expressly provides that an escrow of funds (each, a “Funds Escrow”) be established (and such Funds Escrow is established) by the Non-Prevailing Party with respect to a monetary Matter in Dispute and the amount in the Funds Escrow is greater than the Arbitrated Amount, then the Non-Prevailing Party shall, within such ten (10) day period, instruct the escrow agent for the Funds Escrow to disburse an amount equal to the Arbitrated Amount from the Funds Escrow to the Prevailing Party and, unless otherwise provided in this Agreement, the Non-Prevailing Party shall be entitled to a return of the remaining funds in the Funds Escrow. In the event that the arbitrators make a determination in favor of the Prevailing Party and the Matter in Dispute is non-monetary in nature, then the Non-Prevailing Party shall take such action as is required by the arbitrators in connection therewith within ten (10) days after the determination is made in such arbitration proceeding.

42.3. The parties agree that the arbitration proceeding described in this Section 42 is the sole and exclusive manner in which the parties may resolve Matters in Dispute and the parties fully waive any right to commence any action or proceeding in any court arising out of any Matter in Dispute, subject only to the right of a party hereto to bring an action in court to enforce the determination made in an arbitration proceeding. For the avoidance of doubt the parties hereto acknowledge and agree that any dispute arising out of this Agreement that is not a Matter in Dispute shall not be required to be submitted to arbitration as hereinabove provided.

43. Seller Estoppel Certificate. Concurrently with the execution and delivery of this Agreement, and again at Closing, Seller and Existing Loan Borrower shall deliver to Purchaser an estoppel certificate with respect to the Existing Loan (the “Seller Estoppel Certificate”), in form attached hereto as Exhibit C, and otherwise in form acceptable to Purchaser in Purchaser’s sole and absolute discretion, stating, among other things, that Seller has no defenses to the repayment, in full, of the Existing Loan, in accordance with the terms of the Existing Loan Documents.

44. Consent to Relief from Automatic Stay. Seller hereby consents to relief from the automatic stay in bankruptcy, in the event that a Bankruptcy Event occurs. In connection with the foregoing consent, Seller hereby acknowledges that (a) the debts secured by liens on the Property exceed the value of the Property; (b) if a Bankruptcy Event occurs, then, absent Purchaser’s consent, there is no reasonable possibility that Seller could achieve a successful reorganization within a reasonable length of time; and (c) the Seller’s business and Property constitute “single asset real estate” within the meaning of Section 101(51B) of the United States Bankruptcy Code, because the Property is real property consisting of a single property or project which generates substantially all of the gross income of Seller, on which no substantial business is being operated, other than operating such real property (and the Property is not residential property with fewer than four units).

[Signatures on Following Page]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the Effective Date.

Seller:

PAVILION LLC, a Maryland limited liability company

By:	Triton Pavilion, LLC, a Delaware limited liability company, its managing member

	By:	Montrose Investment Holdings, LLC, a Delaware limited liability company, its managing member

		By:	CBRE Realty Finance TRS, LLC, a Delaware limited liability company, its managing member

			By:	/s/ Paul Martin
			Name:	Paul Martin
			Title:	Managing Director

Federal Employer Identification No.: 20-3942281

Purchaser:

ANGELO GORDON REAL ESTATE INC., a Delaware corporation

By:	/s/ Joseph R. Wekselblatt
Name:	Joseph R. Wekselblatt
Title:	Chief Financial Officer

Federal Employer Identification No.: 20-4522205

The escrow provisions in the foregoing contract are agreed to by the undersigned, who acknowledges receipt of the Deposit.

LAWYERS TITLE INSURANCE CORPORATION

By:	Linowes and Blocher, LLP, its authorized agent

	By:	/s/ William Hoffman
	Name:	William Hoffman
Title:

The indemnification provisions in Section 40 of the foregoing Agreement are each agreed to by the undersigned.

Pavilion Indemnitor:

CBRE REALTY FINANCE, INC., a Delaware corporation

By:	/s/ Paul Martin
Name:	Paul Martin
Title:	Executive Vice President

The provisions in Sections 1(e), 13.1, 15 and 19 of the foregoing Agreement are each agreed to by the undersigned.

CBF:

CBRE REALTY FINANCE TRS, LLC, a Delaware limited liability company

By:	/s/ Paul Martin
Name:	Paul Martin
Title:	Executive Vice President

AG Indemnitor is executing this Agreement, solely to evidence its agreement to the terms of the indemnification provisions set forth in Section 15 above.

AG Indemnitor:

AG CORE PLUS II CORP., a Delaware corporation

By:	/s/ Joseph R. Wekselblatt
Name:	Joseph R. Wekselblatt
Title:	Chief Financial Officer

AG CORE PLUS II (AU) HOLDINGS CORP., a Delaware corporation

By:	/s/ Joseph R. Wekselblatt
Name:	Joseph R. Wekselblatt
Title:	Chief Financial Officer